Exhibit (b)(4)

PERSONAL AND CONFIDENTIAL

June 1, 2009

Quantum Corporation

1650 Technology Drive, Suite 800

San Jose, CA 95110

Attn: Shawn D. Hall, Vice President,

General Counsel and Secretary

Dear Shawn:

Reference is made to our commitment letter, dated March 27, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Commitment Letter”), to Quantum Corporation. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Commitment Letter.

We hereby agree that the Commitment Letter shall be amended as follows:

(i) the date “June 2, 2009” where it appears in Annex B to the Commitment Letter shall be replaced with “June 10, 2009”; and

(ii) the 10th paragraph of the Commitment Letter shall be deleted in its entirety and replaced with the following: “EMC International’s commitment hereunder shall terminate upon the first to occur of (i) a material breach by the Company under this Commitment Letter and (ii) June 10, 2009, unless the closing of the Term Facility, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.”

Very truly yours,

EMC INTERNATIONAL COMPANY

By:	/s/ Paul T. Dacier
	Name:	Paul T. Dacier
	Title:	Director

ACCEPTED AS OF THE DATE ABOVE:

QUANTUM CORPORATION

By:	/s/ Shawn D. Hall
	Name:	Shawn D. Hall
	Title:	Vice President, General Counsel and Secretary